Exhibit 2.2

State of Delaware Secretary of State Division of Corporations Delivered 02:12 PM 08/15/2025 FILED 02:12 PM 08/15/2025
SR 20253689538 - File Number 6686044

CERTIFICATE OF AMENDMENT

OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GREENFIELD ROBOTICS CORPORATION

Greenfield Robotics Corporation (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (“General Corporation Law”) does hereby certify:

FIRST: That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation dated May 26, 2022, and subsequently amended on August 31, 2024 (“Existing Certificate”), declaring said amendment to be advisable and calling a meeting of the stockholders of said corporation or consideration thereof. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders (as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of Article Fourth so that, as amended, said Article Fourth shall be read as follows:

“FOURTH: The total number of shares of stock that the Corporation shall have authority to issue is 47,659,764, consisting of (i) 31,575,040 shares of Common Stock, $0.00001 par value per share (the “Common Stock”), and (ii) 16,084,725 shares of Preferred Stock, $0.00001 par value per share (the “Preferred Stock”).”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders (as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of the first paragraph of Article Fourth, Part B, so that, as amended, said first paragraph of Article Fourth, Part B, shall be read as follows:

“4,194,200 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series First Preferred Stock”; 5,033,676 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed Preferred Stock”; 925,443 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed-1 Preferred Stock”; 428,366 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed-2 Preferred Stock”; 1,836,110 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed-3 Preferred Stock”; and, 3,666,930 shares of the authorized Preferred Stock of the Corporation are hereby designated “Series Seed-4 Preferred Stock”; each with the following rights, preferences, powers, privileges, and restrictions, qualifications, and limitations. The Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock and Series Seed-4 Preferred Stockmay be collectively referred to as the “Series Seed Preferred”. Unless otherwise indicated, references to “Sections” in this Part B of this Article Fourth refer to sections of Part B of this Article Fourth. References to “Preferred Stock” mean the Series First Preferred Stock, Series Seed Preferred Stock, Series Seed-1 Preferred Stock, Series Seed-2 Preferred Stock, Series Seed-3 Preferred Stock, and Series Seed-4 Preferred Stock.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders (as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of last sentence of Article Fourth, Part B, Section 1 so that, as amended, said last sentence of Article Fourth, Part B, Section 1 shall be read as follows:

“The “Original Issue Price” shall mean, with respect to the Series First Preferred Stock, $0.80 per share, with respect to the Series Seed Preferred Stock, $1.2426 per share, with respect to the Series Seed-1 Preferred Stock, $0.9725 per share, with respect to the Series Seed-2 Preferred Stock, $1.0562 per share, with respect to the Series Seed-3 Preferred Stock, $1.44 per share, and with respect to the Series Seed-4 Preferred Stock, $1.59 per share, in each case subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect of the Preferred Stock.”

NOW, THEREFORE, BE IT FURTHER RESOLVED, that, upon approval of a majority of the outstanding stock of the Corporation entitled to vote thereon, including the Requisite Holders (as defined in the Existing Certificate), the Existing Certificate shall be amended by changing the language of Article Fourth, Part B, Section 4.1.1 so that, as amended, said Article Fourth, Part B, Section 4.1.1 shall be read as follows:

“Conversion Ratio. Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time and from time to time, and without the payment of additional consideration by the holder thereof, into such number or fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price by the Conversion Price (as defined below) in effect at the time of conversion. The “Conversion Price” applicable to (a) the Series First Preferred Stock shall initially be equal to the Original Issue Price of the Series First Preferred Stock, (b) the Series Seed Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed Preferred Stock, (c) the Series Seed-1 Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed-1 Preferred Stock, (d) the Series Seed-2 Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed-2 Preferred Stock, (e) the Series Seed-3 Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed-3 Preferred Stock, and (f) the Series Seed-4 Preferred Stock shall initially be equal to the Original Issue Price of the Series Seed-4 Preferred Stock. Each such initial Conversion Price, and the rate at which shares of Preferred Stock may be converted into shares of Common Stock, shall be subject to adjustment as provided below.”

SECOND: that, thereafter, pursuant to resolution of its Board of Directors, a written action in lieu of a meeting of the stockholders of the Corporation was duly executed and approved with the necessary number of shares as required by statute voting in favor of the amendment.

THIRD: that, thereafter, pursuant to resolution of its Board of Directors, this amendment to the Existing Certificate, as amended, has been duly adopted and approved in accordance with the provisions of Sections 228 and 242 of the General Corporation Law.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its President on this 27th day of June, 2025.

By:	/s/ Nandan Kalle
Name: Nandan Kalle
Title: Chief Executive Officer